Exhibit 4.2

                                                                  EXECUTION COPY








                                    AMENDMENT NO. 1 dated as of June 24, 2001,
                           to the Rights Agreement dated as of December 3, 1998 (the "Rights Agreement"), among HOMESTAKE CANADA INC., an Ontario corporation (the "Company"), HOMESTAKE MINING COMPANY, a Delaware corporation ("HMC") and COMPUTERSHARE TRUST COMPANY OF CANADA, as Rights Agent (the "Rights Agent").

          WHEREAS, pursuant to Section 26 of the Rights Agreement, any amendment or supplement to the Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

          NOW, THEREFORE, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) Clause (i) of the first sentence of Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

                    "(i) the earlier of (1) the Close of Business on October 15, 2007 and (2) immediately prior to the Effective Time of the Merger (such earlier time being the "Expiration Date"), or ".

          (b) The following definitions shall be added to Section 1 of the Rights Agreement:

                    "Effective Time of the Merger" has the meaning set forth in the Merger Agreement.

                    "Merger Agreement" means the Agreement and Plan of Merger dated as of June 24, 2001, among Barrick Gold Corporation, Havana Acquisition Inc. and Homestake Mining Company.


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          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.


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          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.



                                              HOMESTAKE CANADA INC.,


                                              by:  /s/  Wayne Kirk
                                                 ------------------------
                                                 Name:  Wayne Kirk
                                                 Title: Vice President


                                              HOMESTAKE MINING COMPANY,


                                              by:  /s/  Wayne Kirk
                                                 ------------------------
                                                 Name:  Wayne Kirk
                                                 Title: Vice President


                                              COMPUTERSHARE  TRUST COMPANY
                                              OF CANADA, as Right Agent,


                                              by:
                                                 --------------------------
                                                 Name:
                                                 Title: